Exhibit (e)(2)

AML AMENDMENT TO DISTRIBUTION AGREEMENT

CNI Charter Funds (the “Trust”) and SEI Investments Distribution Co. (“SIDCO”) are parties to an agreement dated as of April 1, 1999 (the “Agreement”) under which SIDCO serves as the Trust’s principal underwriter.

In connection with the enactment of the USA PATRIOT Act of 2001 and the regulations promulgated thereunder (collectively the Act”), the Trust is required to adopt an Anti-Money Laundering (“AML”) Program.  The Trust and SIDCO agree to amend the Agreement to delegate to SIDCO certain responsibilities in connection with the Act and the Trust’ AML Program, as specifically further set forth below.

1.	Adoption of Program; Delegation to SIDCO

(a)           The Trust acknowledges that it is a financial institution subject to the Act and the Bank Secrecy Act (collectively, the "AML Acts").  The Trust has adopted, and agrees to comply with, a written AML Program, which action has been approved by the Board of Trustees of the Trust (the “Board”).  Subject to delegation of certain responsibilities to SIDCO, as provided below, the Trust’s AML Program is reasonably designed to ensure compliance in all material respects with the AML Acts and applicable regulations adopted thereunder (the “Applicable AML Laws”), in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

(b)           The Trust hereby delegates to SIDCO the performance, on behalf of the Trust, of the services set forth in Schedule A to this Amendment (the "AML Services") with respect to SIDCO’s services to the Trust.  SIDCO accepts this delegation and agrees to perform the AML Services in accordance with the Trust’s and SIDCO’ AML Program in the performance of its responsibilities hereunder.

(c)           Notwithstanding this delegation, the Trust shall maintain full responsibility for ensuring that its AML Program is and continues to be reasonably designed to ensure compliance with the Applicable AML Laws.  SIDCO shall maintain policies, procedures and internal controls that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws and the Trust's AML Program.

(d)           The Trust recognizes that the performance of the AML Services involves the exercise of discretion, which in certain circumstances may result in consequences to the Trust and its shareholders.  The Trust authorizes SIDCO to take such actions in the performance of the AML Services as SIDCO deems appropriate and consistent with the Trust’s AML Program and Applicable AML Laws.

2.	Exceptions to Procedures; Amendments

(a)           The Trust acknowledges and agrees that any deviation from SIDCO' compliance procedures (an “Exception”) may involve substantial risk of loss.  SIDCO may in its sole discretion refuse to accept any request by the Trust that SIDCO make an Exception to any written compliance agency procedures adopted by SIDCO, or adopted by the Trust and approved by SIDCO (including any requirements of the Trust's AML Program).

(b)           Exception requests may only be made in a writing signed by an authorized representative of the Trust (other than an employee of SIDCO), provided that an exception concerning the requirements of the Trust's AML Program must be signed by an authorized person on behalf of the Trust (e.g., the Trust’s AML compliance officer).   Approved exceptions shall become effective when and only if set forth in a written acceptance of the Exception signed on behalf of the Trust.  An Exception is effective only on a transaction by transaction basis.

(c)           Notwithstanding any provision of the Agreement or this Amendment to the contrary, as long as SIDCO acts in good faith and without gross negligence, SIDCO shall have no liability for any loss, liability, expenses or damages to the Trust resulting from an Exception or performance of the AML Services.

(d)           The Trust shall provide forty-five (45) days prior written notice of any amendment to the Trust’s AML Program that would have a material impact upon the AML Services to be provided by SIDCO, and any services required to be provided by SIDCO pursuant to such amendment shall be considered an Exception until the consent of SIDCO, which shall not be unreasonably withheld, is obtained.

3.	Representations and Warranties; Documents and Information; Access

(a)           The Trust represents and warrants that (i) the Trust has adopted a written AML Program; (ii) the AML Program has been approved by the Board of Trustees of the Trust (the “Board”); and (iii) the delegation to SIDCO of the AML Services has been approved by the Board.

(b)           SIDCO represents and warrants to the Trust that (1) it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its mutual fund clients; (2) its policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Amendment; (3) it shall conduct (or have a third party conduct) an independent review of its AML Program at least annually and provide the report of such independent review to the Trust; (4) it shall maintain an ongoing training program with respect to its own personnel; and (5) it shall maintain an AML compliance officer to administer the servicing of those aspects of the Trust’s AML Program that have been expressly delegated to SIDCO.

(c)           The Trust agrees to furnish SIDCO with such information and documents as may be reasonably requested by SIDCO from time to time to provide the AML Services.  The Trust agrees to notify SIDCO promptly about any known suspicious activities related to open accounts.

(d)           SIDCO agrees to furnish the Trust its written program concerning anti-money laundering services rendered by SIDCO to its mutual fund clients.  SIDCO agrees to notify the Trust of any change to its anti-money laundering program that would materially impact the Trust’s AML Program.

(e)           SIDCO shall grant reasonable access to each of the Trust, the Trust’s AML compliance officer, and regulators having jurisdiction over the Trust, to the books and records maintained by SIDCO related to the AML Services, and shall permit federal examiners to inspect SIDCO for purposes of the Trust's AML Program.  Records may be edited or redacted to maintain confidentiality of materials related to other clients of SIDCO.  SIDCO shall make its relevant personnel available to meet or speak with the Board concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate.

4.	Expenses

In consideration of the performance of the foregoing duties, the Trust agrees to pay SIDCO for any reasonable out of pocket costs that may be associated with such additional duties. As of the date of this Amendment, SIDCO does not anticipate any out of pocket expenses.  The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement.

5.	Miscellaneous

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other  agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement).  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Section and paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CNI CHARTER FUNDS		SEI Investments Distribution Co.

By:	/s/Phil Masterson	By:	/s/Al J. DelPizzo

Title:	Assistant Secretary	Title:	Vice President

3/14/06		March 13, 2006

SCHEDULE A

AML SERVICES

Before executing a sub-distribution agreement with a selling dealer that distributes a shares of the Trust, SIDCO will verify the identity of the firm with either the National Association of Securities Dealers or the Federal Deposit Insurance Corporation, depending on whether the firm is a broker-dealer or a bank. In addition to the initial verification, SIDCO will compare the name of the intermediary against a list received bi-monthly from FinCEN (a 314(a) request list) to determine if there is a match to the FinCEN list.